Exhibit 10.30

SEPARATION AGREEMENT AND GENERAL RELEASE

Dear David:

This document, upon your signature, will constitute the Agreement between you and The AES Corporation (together with its affiliated and related entities, the “Company”) on the terms of your separation from the Company (the “Agreement”).

1.             Your employment is terminated effective March 9, 2009 (the “Termination Date”).  You will be paid your earned compensation through and including the Termination Date.  Your earned compensation effective October 1, 2008 will be $5,000 per month, less applicable taxes and deductions, through and including the Termination Date. You have received or will receive by separate cover information regarding your rights to continuation of your health insurance which will cease as of the last day of the month in which your Termination Date occurs.  To the extent that you have such rights, nothing in this Agreement will impair those rights.

2.             You have or will return to the Company by the Termination Date: all reports, files, memoranda, records, software, laptops, computer equipment, cellular phones, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals and any other physical or personal property that you received in connection with your employment with the Company that you then have in your possession and you shall not retain any copies, duplicates, reproductions or excerpts thereof.  The Company will reimburse you in accordance with its existing policies for any legitimate expenses you incurred on Company business prior to the Termination Date.  You must either submit any expense reimbursement requests (i) by November 7, 2008, or (ii) if submitted after November 7, 2008 but before the Termination Date, any such expense reimbursement requests will only be processed if signed by Paul Hanrahan.

3.             Subject to the terms of this Agreement and in consideration for (i) your execution of this Agreement; (ii) your satisfactory compliance with the terms of this Agreement through the Termination Date, as determined by Paul Hanrahan; provided that you will not be required to perform any work for the Company or be physically present in the office after September 30, 2008 unless otherwise specifically requested by Paul Hanrahan; and (iii) your return of an executed copy of this Agreement to the Company by February 9, 2009; the Company will provide you, pursuant to the terms and provisions of The AES Corporation Severance Plan, as amended (the “Severance Plan”), with the following (collectively, “Consideration”):

(a)           twelve (12) monthly salary continuation payments (based on your annualized based salary as of September 30, 2008 + target bonus of $460,000), in equal monthly installments, each less applicable taxes and deductions.  The first of these monthly payments shall begin on or about the next regular payroll period occurring after the seventh business day following your Termination Date, and the remaining payments shall be made monthly in accordance with the Company’s established payroll practices;

(b)           in addition, if you are already participating in the medical/RX, dental and/or vision benefit plans and should you elect to continue these benefits under COBRA, the Company will pay the portion of the premium cost of such coverage presently paid by the Company under the Company’s plan for a twelve (12) month period which period shall commence at the beginning of the calendar month following the calendar month containing your Termination Date;

(c)           outplacement benefits to begin after your Termination Date; and

(d)           finally, to the extent applicable, you will be entitled to the Excise Tax Reimbursement benefits described in Appendix A of the Severance Plan.

Absent the entry of this Agreement you would not be entitled to such Consideration.

Any stock options, restricted stock units and performance units of The AES Corporation that have been previously granted to you but that have not yet vested on or before your Termination Date, will not vest following your Termination Date and will therefore be forfeited in their entirety.  Please also see the relevant plan and notice documents for other important provisions triggered by your termination.

4.             The intent of this section is to secure your promise not to sue the Company, or anyone connected with it, for any harm you may claim to have suffered in connection with your employment or the termination of your employment, in return for the benefits described in this Agreement.  Accordingly, in exchange for the Consideration, you hereby agree as follows:

(a)           Except as otherwise provided in this Section 4(a), you hereby release the Company and all of its past, present and/or future related entities, including but not limited to parents, divisions, affiliates, subsidiaries, officers, directors, stockholders, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, predecessors, successors and assigns of the Company, in their individual and/or representative capacities (hereinafter collectively referred to as the “Released Parties”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever (“Claims”) which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Released Parties, whether known or unknown to you, and whether asserted or unasserted, (i) by reason of your employment and/or cessation of employment with the Company, or (ii) otherwise involving facts which occurred on or prior to the date that you sign this Agreement.

Such released Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay), the Virginia Human Rights Law and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment (each as amended) including  but not limited to the laws of the United States and any other country to the extent applicable; any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any Company employee benefit plan or program or arising under any Company policy, procedure, or employee benefit plan, including but not limited to, the Severance Plan; any and all Claims for wages, commissions, bonuses, continued employment with the Company in any position, and compensatory, punitive or liquidated damages; and any and all Claims for attorneys’ fees and costs.  Notwithstanding the foregoing, nothing contained herein shall interfere with or waive your right to enforce this Agreement in a court of competent jurisdiction;

(b)           If you commence, continue, join in, or in any other manner attempt to assert any Claim released herein against any Released Party or otherwise breach the promises made in this Agreement, you shall reimburse the Released Parties for all attorneys’ fees incurred by the Released Parties in defending against such a Claim and the Company shall have a right to the return of all Consideration paid to you pursuant to this Agreement, together with interest thereon, and to cease furnishing to you any further Consideration described in this Agreement; provided that this right of return of such Consideration and the cessation of payment of further Consideration is without prejudice to the Released Parties’ other rights hereunder, including any right to obtain an agreement and release of any and all claims against the Released Parties; and

(c)           You agree (i) that you will not bring any lawsuits or claims of any kind against the Company, any of its related entities or any Released Party; (ii) that you will not accept the benefits of any lawsuits or claims of any kind brought on your behalf against the Company, any of its related entities or any Released Party; and (iii) that if you are nevertheless awarded any such benefits you will pay them to the Company.

5.             The Company is providing you with the benefits described in this Agreement solely to ease the impact of your separation from employment with the Company.  The fact that the Company is offering these benefits to you should not be understood as nor is it intended to be an admission that the Company, any of its related entities or any Released Party has violated your rights (or the rights of anyone else) in any manner whatsoever.

6.             You will not, unless required by law, disclose to anyone other than members of the Arlington Legal Group and the Arlington Human Resources Group any information regarding the following:

(a)           Any information regarding the practices, procedures, trade secrets, inventions, technology, customer lists, or product marketing of the Company or any of its related entities or any Released Party.

(b)           The terms of this Agreement, the benefits being paid under it or the fact of such payment, except that you may disclose this information to your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you.  You will instruct them, however, to maintain the confidentiality of this information just as you must.  In addition, you will not make, or cause to be made, any statements, observations or opinions, or communicate any information (whether oral or written) (collectively “Statements”) including Statements to the press, media, Company employees, clients, customer, contractors or any other party, that disparage or are likely in any way to harm the reputation of the Company, any of its related entities or any Released Party.  Breach of this provision shall be considered material.

7.             In the event that you breach any of your obligations under this Agreement, including but not limited to the provisions of Sections 3, 4, 6, 8, 10, 11, 12, 13 or 14 of this Agreement, or as otherwise imposed by law, the Company will be entitled to recover the benefits paid under this Agreement and to obtain all other relief provided by law or equity.

8.             By executing this Agreement, you agree and acknowledge that except for the payments, benefits and promises described in this Agreement, you shall not to be entitled to any further payments, benefits, or promises from the Company.  This Agreement shall be governed by Virginia law and you hereby submit to and agree that the exclusive jurisdiction for any suit, action or proceeding involving this Agreement will be any federal or state court located in Virginia.  If any provision of this Agreement is deemed to be unenforceable, it shall not affect the enforceability of the remaining provisions of this Agreement. This document contains the entire agreement between you and the Company concerning the subject matter contained herein.

9.             The parties acknowledge and agree that any amount paid to you pursuant to this Agreement may at the Company’s sole discretion be set off against any amount or sum for which the Company is (or at any time may be) held liable to pay you with respect to or in connection with the relationship between you and the Company.

10.           You covenant and agree that you shall not voluntarily cooperate with, encourage or instigate any third party, person or entity in threatening, preparing, commencing or prosecuting any legal action or proceeding against any Released Party by consulting or meeting with any such third party, person or entity or any attorney or representative thereof, or providing any assistance, information, documents, testimony or representation to or for the benefit of any such third party, person or entity or any attorney or representative thereof.  Provided, however, that this paragraph shall not be interpreted to limit your ability to respond to questions or otherwise provide information to or cooperate with the Arlington Legal Group and the Arlington Human Resources Group.  Breach of this provision shall be considered material.

11.           Nothing contained in this Agreement shall be deemed to preclude you from providing truthful testimony or information pursuant to a valid court order or similar legal process; provided, however, that prior to making any such disclosure, you will promptly notify the Company of such request or requirement so that the Company, if it so chooses, will have sufficient opportunity to seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief.  In any such case, you will use your reasonable efforts to cooperate with the Company in its efforts to avoid or minimize the required disclosure and/or to obtain such protective order or other relief.

12.           You agree to provide reasonable cooperation at mutually agreeable times and places to the Released Parties in connection with matters with which you were involved, including, but not limited to, the defense of any and all Claims, which are asserted by any person or entity other than you concerning or related to any matter that arises out of events or occurrences during your involvement in the business and affairs of the Company, and you will be reimbursed for reasonable out of pocket expenses incurred in connection therewith.  Except as otherwise required pursuant to applicable law or court order, or as permitted under Section 11, and in each such case, provided that you comply with the provisions of Section 11, you further agree to maintain in strict confidence any information or knowledge you have regarding Claims against the Released Parties.  You agree to communicate with any party adverse to the Released Parties, or with a representative, agent or legal counsel for any such Claims solely through legal counsel for the Released Parties, although you may at your own expense retain your own counsel in connection with any such matter.

13.           You agree that for a twelve (12) month period following your Termination Date, you will not (i) be employed by or provide services or advice to any competitor of the Company or any Released Party or (ii) otherwise compete with the Company or any Released Party.  For avoidance of doubt the parties hereto acknowledge and agree that this non-compete provision includes a prohibition on you: (i) attempting to or actually hiring or contracting for services from, or inducing or encouraging anyone else to hire or contract for services from, any employees or contractors working for or at the Company; or (ii) attempting to or actually inducing or encouraging any employees or contractors working for or at the Company to leave the Company; in each case without the prior approval of the Company.

14.           You acknowledge (i) that you have not been forced or pressured in any manner whatsoever to sign this Agreement; (ii) that you have agreed to all of its terms voluntarily; (iii) that you have read this Agreement in its entirety and understand the terms of the Agreement; and (iv) that you have been given at least twenty-one (21) days to consider all of its terms and to consult with counsel of your choice.  You may revoke your acceptance of this Agreement by sending written notice of your intent to revoke your acceptance within seven (7) days of your execution of this Agreement, to the Company, with such written notice addressed to the Company at the following address:  4300 Wilson Boulevard, Arlington, Virginia 22203.  If you do not revoke your acceptance, your acceptance and this Agreement will become effective on the eighth (8th) day after the date on which it is signed (the “Effective Date”).  You further agree that in the event that you revoke your acceptance of this Agreement prior to the eighth (8th) day after execution of this Agreement, this Agreement and the promises contained herein shall be deemed null and void.

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To accept this Agreement, please date and sign this document and return it to me.  An extra copy for your files is enclosed.  We wish you success in your future endeavors.

Very truly yours,

The AES Corporation

By:	/s/ Paul Hanrahan
Paul Hanrahan
Title: President and Chief Executive Officer

BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE (i) THAT I HAVE NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT; (ii) THAT I HAVE HAD AT LEAST 21 DAYS TO CONSIDER ALL OF THE TERMS OF THIS AGREEMENT WITH COUNSEL OF MY CHOICE; (iii) THAT I HAVE READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTAND THE TERMS OF THE AGREEMENT; AND (iv) THAT I VOLUNTARILY AGREE TO THEM.  I FURTHER UNDERSTAND THAT I MAY REVOKE MY ACCEPTANCE OF THIS AGREEMENT BY SENDING WRITTEN NOTICE OF MY INTENT TO REVOKE MY ACCEPTANCE ADDRESSED TO THE COMPANY AT THE FOLLOWING ADDRESS:  4300 WILSON BOULEVARD, ARLINGTON, VIRGINIA, 22203 WITHIN SEVEN DAYS AFTER THIS AGREEMENT HAS BEEN EXECUTED AND RETURNED BY ME.  IF I HAVE NOT REVOKED MY ACCEPTANCE, THIS AGREEMENT WILL BECOME EFFECTIVE ON THE EIGHTH DAY AFTER IT IS EXECUTED AND RETURNED TO THE COMPANY (THE “EFFECTIVE DATE”).

By:	/s/ David Gee
David Gee

Agreed to this 26th day of February 2009